Exhibit 99.1

RLJ ENTERTAINMENT REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS

SILVER SPRING, MD – November 16, 2015 – RLJ Entertainment Inc., (NASDAQ: RLJE), today announced financial results for the third quarter ended September 30, 2015.

Third Quarter Highlights

•	Total revenues for the quarter ended September 30, 2015 were $32.5 million, compared to $26.1 million and $24.1 million in the first and second quarters of 2015, respectively. Revenues declined $4.6 million compared to the third quarter of 2014, which included $8.7 million in revenues from the UK broadcast release of the latest season of Foyle’s War. Revenues from our Direct-to-Consumer segment, which includes our proprietary digital channels and ecommerce catalog, were up by $2.5 million, or 39%, as compared to the third quarter of 2014.

•	Gross margin improved to 32.1% for the three months ended September 30, 2015 compared to 24.2% for the three months ended September 30, 2014. The improvement in margin is primarily attributable to lower impairments and a decrease in step-up amortization.

•	Selling, general and administrative expenses increased by $851,000 for the three months ended September 30, 2015 as compared to the three months ended September 30, 2014, primarily due to an increase in catalog circulation, which contributed to the year over year increase in revenues in our Direct-to-Consumer segment.

•	Adjusted EBITDA for the quarter ended September 30, 2015 was positive $510,000, compared to Adjusted EBITDA of negative $3.4 million and negative $628,000 in the first and second quarters of 2015, respectively. Adjusted EBITDA for the three months ended September 30, 2014 was positive $6.6 million. The year over year decrease is primarily due to the Adjusted EBITDA contribution of Foyle’s War in the third quarter of 2014.

“With management’s steadfast discipline in making strategic investments in content while containing operational costs, we are increasingly poised to provide consumers with quality programming and position RLJ Entertainment as a leader in the media distribution and digital industry,” stated Robert L. Johnson, Chairman of RLJ Entertainment.

Miguel Penella, Chief Executive Officer of RLJ Entertainment, added, “We are pleased to see continued growth in our proprietary digital channels Acorn TV, which showcases high-quality British mysteries and dramas and UMC, our newest digital channel that features the best current and exclusive urban content. Acorn TV has reached 180,000 paid subscribers, an increase of over 60,000, so far this year. UMC is starting to increase its subscriber base early in its development as we expand its programming line-up and OTT foot-print. Also, we remain focused on improving operational cash-flows and strengthening our balance sheet to position RLJ Entertainment for growth in the coming year.”

About RLJ Entertainment, Inc.: RLJ Entertainment, Inc. (NASDAQ: RLJE) is a premier independent owner, developer, licensee, and distributor of entertainment content and programming in primarily North America, the United Kingdom, and Australia. RLJE is a leader in numerous genres including feature films and urban with distinct content via its owned and distributed brands such as Acorn (British TV), Acacia (fitness), and Athena (documentaries). These titles are distributed in multiple formats including broadcast television (including satellite and cable), theatrical and non-theatrical, DVD, Blu-Ray, digital download, and digital streaming.

Through Acorn Media Enterprises, its UK development arm, RLJE owns all rights to the hit UK mystery series Foyle’s War and is developing new programs. RLJE owns 64% of Agatha Christie Limited, which manages the intellectual property and publishing rights to some of the greatest works of mystery fiction, including stories of the iconic sleuths Miss Marple and Poirot.

RLJE leverages its management experience to acquire, distribute and monetize existing and original content for its many distribution channels, including its branded digital subscription channels, Acorn TV, AcaciaTV, and UMC – Urban Movie Channel, and engages distinct audiences with programming that appeals directly to their unique viewing interests. Through its proprietary e-commerce web sites and print catalogs for the Acorn and Acacia brands, RLJE has direct contacts and billing relationships with millions of consumers. For more information, please visit www.RLJEntertainment.com

Forward Looking Statements

This press release may include “forward looking statements” within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Other than statements of historical fact, all statements made in this press release are forward-looking, including, but not limited to, statements regarding industry prospects, future results of operations or financial position, and statements of our intent, belief and current expectations about our strategic direction, prospective and future results and condition. In some cases, forward-looking statements may be identified by words such as “will,” “should,” “could,” “may,” “might,” “expect,” “plan,” “possible,” “potential,” “predict,” “anticipate,” “believe,” “estimate,” “continue,” “future,” “intend,” “project” or similar words.

Forward-looking statements involve risks and uncertainties that are inherently difficult to predict, which could cause actual outcomes and results to differ materially from our expectations, forecasts and assumptions. Factors that might cause such differences include, but are not limited to:

•	Our financial performance, including our ability to achieve revenue growth and Adjusted EBITDA;
•	The effects of limited cash liquidity on operational performance;
•	Our ability under our credit agreement, including our principal repayment obligations;
•	Our ability to satisfy financial ratios;
•	Our ability to fund planned capital expenditures and development efforts;
•	Our inability to gauge and predict the commercial success of our programming;
•	The ability of our officers and directors to generate a number of potential investment opportunities;
•	Our ability to maintain relationships with customers, employees and suppliers;
•	Delays in the release of new titles or other content;
•	The effects of disruptions in our supply chain;
•	The loss of key personnel;
•	Our public securities’ limited liquidity and trading; or
•	Our ability to meet the NASDAQ Capital Market continuing listing standards and maintain our listing.

You should carefully consider and evaluate all of the information in this press release, including the risk factors listed above and in our Form 10-K filed with the Securities Exchange Commission (or SEC), including “Item 1A. Risk Factors.” If any of these risks occur, our business, results of operations, and financial condition could be harmed, the price of our common stock could decline and you may lose all or part of your investment, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this press release. Unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any such forward-looking statements that may reflect events or circumstances occurring after the date of this press release.

Readers are referred to the most recent reports filed with the SEC by RLJ Entertainment. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Traci Otey Blunt, 301-830-6204
RLJ Entertainment, Inc.
tblunt@rljentertainment.com

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RLJ ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

September 30, 2015 (unaudited) and December 31, 2014

(In thousands, except share data)	September 30, 2015	December 31, 2014
ASSETS
Cash	$1,807	$6,662
Accounts receivable, net	14,254	17,389
Inventories, net	11,625	13,029
Investments in content, net	67,422	67,525
Prepaid expenses and other assets	2,727	2,633
Property, equipment and improvements, net	2,214	2,372
Equity investment in affiliate	20,758	22,281
Other intangible assets, net	12,601	15,272
Goodwill	44,891	44,891
Total assets	$178,299	$192,054
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$18,037	$24,582
Accrued royalties and distribution fees	49,539	42,493
Deferred revenue	2,393	5,006
Debt, net of discount	62,304	80,913
Deferred tax liability	2,002	2,002
Stock warrant and other derivative liabilities	6,920	601
Total liabilities	141,195	155,597
Mandatorily redeemable convertible preferred stock, $0.001 par value, 1,000,000 shares authorized; 31,046 shares issued and outstanding at September 30, 2015; and no shares issued and outstanding at December 31, 2014	20,245	—
Equity:
Common stock, $0.001 par value, 250,000,000 shares authorized, 13,724,756 shares issued at September 30, 2015 and December 31, 2014; 12,877,064 shares outstanding at September 30, 2015 and 13,335,258 shares outstanding at December 31, 2014	13	14
Additional paid-in capital	86,395	87,706
Accumulated deficit	(68,856)	(50,534)
Accumulated other comprehensive loss	(693)	(729)
Treasury shares, at cost, 847,692 shares at September 30, 2015 and 389,498 shares at December 31, 2014	—	—
Total equity	16,859	36,457
Total liabilities and equity	$178,299	$192,054

RLJ ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

Three and Nine Months Ended September 30, 2015 and 2014

(In thousands, except share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenues	$32,549	$37,123	$82,778	$99,478
Cost of sales
Content amortization and royalties	12,676	18,911	36,355	44,979
Manufacturing and fulfillment	9,423	9,238	24,734	29,542
Total cost of sales	22,099	28,149	61,089	74,521
Gross profit	10,450	8,974	21,689	24,957

Selling expenses	5,989	5,411	17,628	17,448
General and administrative expenses	4,791	4,661	14,796	14,466
Depreciation and amortization	1,444	1,301	3,819	4,258
Total operating expenses	12,224	11,373	36,243	36,172
LOSS FROM OPERATIONS	(1,774)	(2,399)	(14,554)	(11,215)

Equity earnings of affiliate	188	1,190	876	2,540
Interest expense, net	(2,223)	(2,557)	(7,747)	(6,560)
Change in fair value of stock warrants and other derivatives	(2,506)	(1,599)	5,131	(2,277)
Loss on extinguishment of debt	—	(1,457)	—	(1,457)
Other expense	(782)	(1,141)	(1,397)	(655)
LOSS BEFORE (PROVISION) BENEFIT FOR INCOME TAXES	(7,097)	(7,963)	(17,691)	(19,624)
(Provision) Benefit for income taxes	(49)	164	(631)	(524)
NET LOSS	(7,146)	(7,799)	(18,322)	(20,148)
Accretion on preferred stock	(1,066)	—	(1,525)	—
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(8,212)	$(7,799)	$(19,847)	$(20,148)
Net loss per common share:
Basic and diluted	$(0.64)	$(0.62)	$(1.56)	$(1.61)

Weighted average shares outstanding:
Basic and diluted	12,799	12,557	12,728	12,502

RLJ ENTERTAINMENT, INC.

UNAUDITED ADJUSTED EBITDA

For the Three and Nine Months Ended September 30, 2015 and 2014

We define “Adjusted EBITDA” as adjusted earnings before income tax, depreciation, amortization, non-cash investments in content, interest expense, transaction and severance costs, warrants and stock-based compensation. Management believes Adjusted EBITDA to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations because it removes material noncash items that allows investors to analyze the operating performance of the business using the same metric management uses. The exclusion of noncash items better reflects our ability to make investments in the business and meet obligations. Presentation of Adjusted EBITDA is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. We use this measure to assess operating results and performance of its business, perform analytical comparisons, identify strategies to improve performance and allocate resources to its business segments. While management considers Adjusted EBITDA to be important measures of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with U.S. GAAP. Not all companies calculate Adjusted EBITDA in the same manner and the measure as presented may not be comparable to similarly-titled measures presented by other companies.

The following table includes the reconciliation of our consolidated U.S. GAAP net loss to our consolidated Adjusted EBITDA:

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net loss	$(7,146)	$(7,799)	$(18,322)	$(20,148)
Amortization of content	12,676	18,911	36,355	44,979
Cash investment in content	(11,545)	(11,467)	(29,597)	(37,618)
Depreciation and amortization	1,444	1,301	3,819	4,258
Interest expense	2,223	2,557	7,747	6,560
Loss on extinguishment of debt	—	1,457	—	1,457
Provision for income taxes	49	(164)	631	524
Transaction costs and restructuring	244	—	751	—
Warrant and other derivative liability fair value adjustment	2,506	1,599	(5,131)	2,277
Stock-based compensation	59	227	213	683
Adjusted EBITDA	$510	$6,622	$(3,534)	$2,972